FOR IMMEDIATE RELEASE

Wingstop Inc. Releases Preliminary Fiscal First Quarter 2021 Results
Brand Momentum Strengthens with 11.7% Unit Growth and 20.7% Domestic Same-store Sales Growth

Dallas, March 31, 2021 (PR NEWSWIRE) -- Wingstop Inc. (NASDAQ: WING) today released preliminary unit development and unaudited sales results for the fiscal first quarter 2021. The Company also announced that it will host a conference call and webcast to discuss its fiscal first quarter 2021 financial results on Wednesday, April 28, 2021.

Highlights for the fiscal first quarter 2021 as compared to the fiscal first quarter 2020:

▪41 net new openings resulting in 1,579 Wingstop restaurants system-wide, an increase of 11.7%
▪Domestic same store sales increased 20.7%
▪Company-owned restaurant same store sales increased 13.4%
▪System-wide sales increased 30.0% to approximately $558.9 million
▪Digital sales increased to 63.6%, compared to 43.3% in fiscal first quarter 2020

“Our growth strategy continues to fuel exceptionally strong results for the brand. During the first quarter, we achieved same-store sales growth of 20.7%, or 30.6% on a 2-year basis. This underscores the sequential strength in our comp from a 30.4% 2-year in Q4 2020 and the staying power of our growth drivers,” stated Charlie Morrison, Chairman and Chief Executive Officer at Wingstop. “We opened 41 net new restaurants, a record-high for the first quarter. This is as a result of achieving a key milestone of over $1.5 million AUVs, translating into best in-class unit economics, and our largest development pipeline to-date. I’m confident we are well on our way to becoming a top 10 global restaurant brand.”
Conference Call and Webcast Details for Fiscal First Quarter 2021 Results
Wingstop will host a conference call and webcast to discuss its fiscal first quarter 2021 financial results on Wednesday, April 28, 2021 at 10:00 AM EST.
Hosting the conference call will be Charlie Morrison, Chairman and Chief Executive Officer, and Michael Skipworth, Executive Vice President and Chief Financial Officer. A press release with fiscal first quarter 2021 results will be issued that same day, before the market opens.
The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10153597. The replay will be available through Wednesday, May 5, 2021.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.
The following definitions apply to these terms as used in this release:
Same store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.
System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.
About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,500 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.
In fiscal year 2020, Wingstop’s system-wide sales increased 28.8% year-over-year to approximately $2.0 billion, marking the 17th consecutive year of same store sales growth, and Wingstop achieved over 700% stockholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for more than 98% of Wingstop’s total restaurant count of 1,579 as of March 27, 2021. During the fiscal quarter ended March 27, 2021, Wingstop generated 63.6% of sales via digital channels including Wingstop.com and the Wingstop app.
A key to Wingstop’s success is the Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. This value system extends to its environmental, social, governance platform as Wingstop seeks to provide value to all stakeholders.
The Company has been ranked on Entrepreneur Magazine’s “150 Strongest-growing Franchises” and “The World’s Best Franchises” (2020), Franchise Business Review’s “Top Food Franchises” (2020), Nation’s Restaurant News’ “Top 200 Restaurant Chains” (2020), Fast Casual’s “Top 100 Movers & Shakers” (2020), and named to The Stevie Awards for Great Employers (2020).
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.

Forward-Looking Statements
Certain statements contained in this press release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “intention,” “intend,” “expect,” “expected,” “will,” “would be,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of our financing activities. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect actual financial results and outcomes and cause them to differ materially from those anticipated in any forward-looking statements. Further, we have not yet completed closing procedures for the fiscal first quarter 2021, and our independent registered public accounting firm has not yet reviewed the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results. Please refer to the risk factors discussed in our Annual Report on Form 10-K, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.
Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contacts
Alex Kaleida and Susana Arevalo
972-331-8484
IR@wingstop.com